                                                                   EXHIBIT 10.25


                             TRADEMARK LICENSE AGREEMENT


     This TRADEMARK LICENSE AGREEMENT (the "Agreement"), is made and entered into this 28th day of January, 1997 by and between Bell Abbott Haussmann Inc., an Ontario Corporation, doing business as Jabot Cosmetics with offices at 44 Nello Street, St. Catharines, Ontario, L2N 1G6 and with a mailing address at Post Office Box 314, Genoa City, WI 53128 (the "Licensor"), and Sel-Leb Marketing, Inc., a New York corporation with offices at 1435 51st Street, North Bergen, New Jersey 07047 (the "Licensee").

                                       RECITALS

     WHEREAS, Licensor is the owner of the trademark "JABOT" which was registered with the United States Patent and Trademark Office on June 12, 1990, Registration No. 1600204, and with the Canadian Trademarks office on November 17, 1989, registration No. 363524 for use in connection with perfumes, colognes, toilet water, talcum powder, bath gel and personal deodorants in International Class 3 and U.S. Class 51; and,

     WHEREAS, Licensor is the owner of the trademark "JABOT FOR THE YOUNG AND THE RESTLESS GENERATION" which was registered with the Canadian Trademarks office on November 10, 1989, registration No. 363273 for use in connection with perfumes, colognes and toilet water; and,

     WHEREAS, the Licensor has granted an exclusive license for the trademark "JABOT" pursuant to an agreement dated June 13, 1996, by and between Licensor and Direct Access Group, LLC (the "Direct Access Agreement"); and,

     WHEREAS, pursuant to the Direct Access Agreement, Licensee was an approved sub-licensee of Direct Access Group, LLC; and,

     WHEREAS, the Licensee is aware that Direct Access Group, LLC had breached its obligations under the Direct Access Agreement and that said breach is grounds for terminating the Direct Access Agreement if said breach is not cured; and,

     WHEREAS, Licensee is a manufacturer and distributor of cosmetic preparations and desires to use the trademarks "JABOT" and "JABOT FOR THE YOUNG AND THE RESTLESS GENERATION" (hereinafter collectively referred to as, the "Licensed Marks") in connection with the production, marketing and distribution of perfumes, colognes, toilet water, talcum powder, bath gel, personal deodorants and other cosmetic preparations; and

     WHEREAS, the Licensor and Licensee have agreed that it is in their mutual best interest to provide for their legal relationship in the event Direct Access Group, LLC fails to cure said breach and the Direct Access Agreement is terminated; and,

     WHEREAS, in the event the Direct Access Agreement is terminated by reason of Direct Access Group, LLC failing to cure its breach thereof, Licensor is willing to grant Licensee an exclusive license to use the Licensed Marks in the United States and Canada for such production, marketing and distribution on the terms and conditions specified herein;

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     NOW, THEREFORE, in consideration of the forgoing and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

     1.   DEFINITIONS:

          As used in this Agreement, the following terms shall have the following respective meanings:

         (A) As used herein the term "Licensed Territory" shall mean any and all mass merchandisers, retail stores, catalogue sales, electronic media, direct response advertising, mail order, telemarketing, and other traditional retail distribution channels within the United States and Canada and each of their territories. It is understood that the Licensed Mark, "Jabot For The Young and The Restless Generation"is registered in Canada only and the Licensed Territory with respect to said Licensed Mark is therefore restricted to Canada.

         (B) As used herein, the term "Licensed Products" shall mean perfumes, colognes, toilet water, talcum powder, bath gel, personal deodorants and other cosmetic preparation included in Trademark International Class 3 and U.S. Class 51.

          (C) As used herein, the term "Marketing Date" shall mean March 31, 1997.

          (D) As used herein, the term "Net Sales" shall mean the gross invoice price billed customers, less customary and usual rebates, credits, returns, freight and insurance charges, value added taxes, sales taxes, and/or other similar taxes and duties, approved credits, credits allowed for quantity discounts and returns, and allowances for damaged or defective goods but only to the extent that such rebates, credits, allowances, returns, and/or taxes are customary and usual and actually paid or credited by Licensee, with respect to any customer accounts; provided, however, under no circumstances shall any returns experienced by Licensee require a net repayment by Licensor to Licensee. Nothing herein shall be construed to require that any royalty payment or other compensation be provided to Licensor unless and until Licensee shall have actually received payment with respect to any units of the Licensed Products distributed in furtherance of this Agreement. Licensee shall have the right to distribute without charge, on a royalty-free basis, and not for resale, a reasonable number of review, promotional and samples of the Licensed Products.

     2.  GRANT OF LICENSE:

         Subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee and its related and affiliated entities, the exclusive right and license to utilize the Licensed Marks in connection with the production, marketing and distribution of the Licensed Products in the Licensed Territory.

     3.  TERM:

         This Agreement shall be effective as of the date the Guaranteed Consideration set forth in Section 4(a) is received by the Licensor, however, the term of this Agreement with respect to Licensed Products referred to above shall commence on the Marketing Date and shall

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continue, unless sooner terminated as provided for herein, for a period of five
(5) years from the Marketing Date (the "Initial Term").

         (A) Licensor may terminate this Agreement if it is not paid at least ONE HUNDRED THOUSAND DOLLARS ($100,000.00) in royalty payments pursuant to
Section 4 hereof for the period up to and including one (1) year from the Marketing Date, or during any subsequent year of the Initial Term.

         (B) The Initial Term of this Agreement shall be automatically extended for an additional five (5) year period (the "Additional Term") in the event Licensor is paid at least ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00) in royalty payments pursuant to Section 4 hereof during the period beginning April 1, 2001 and ending March 31, 2002.

             (I) The Licensor shall have the right to terminate this Agreement if it is not paid at least ONE HUNDRED THOUSAND DOLLARS ($100,000.00) in royalty payments pursuant to Section 4 hereof during any year of the Additional Term.

         (C) The Additional Term of this Agreement shall be automatically extended for an additional ten (10) year period (the "Second Additional Term") in the event Licensor is paid at least THREE HUNDRED THOUSAND DOLLARS ($300,000.00) in royalty payments pursuant to Section 4 hereof during the period beginning April 1, 2006 and ending March 31, 2007.

             (I) The Licensor shall have the right to terminate this Agreement if it is not paid at least ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00) in royalty payments pursuant to Section 4 hereof during any year of the Second Additional Term.

         (D) The Second Additional Term shall be automatically extended for successive periods of five (5) years each (the "Successive Term" or "Successive Terms"), unless either party provides written notice to the other, no less than one hundred and eighty (180) days prior to the expiration of the Second Additional Term or any Successive Term that it does not wish to further extend the term of this Agreement.

         (E) The extension of the Initial Term, Additional Term, Second Additional Term, or any Successive Term of this Agreement shall be upon the same terms and conditions in force and effect hereunder at the time of each such extension or as otherwise agreed to in writing by the parties.

     4.  CONSIDERATION:

         In full consideration for the rights, licenses and privileges herein granted to Licensee, Licensee shall pay to Licensor the following royalty payments:

         (A)  GUARANTEED CONSIDERATION:          For the rights herein granted,
within the five day period following the receipt by the Licensee of a fully executed Agreement, Licensee shall cause to be paid to Licensor the sum of TEN THOUSAND DOLLARS ($10,000.00), by United States draft, guaranteed by Licensee's bank (the "Advance"). The Advance paid by Licensee pursuant to this Section 4(a) shall be applied against such royalties that become due

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to Licensor under Section 4(b) below but shall be non-refundable not-
withstanding any other provision of this Agreement and notwithstanding its termination for cause.

         (B)  ROYALTY PAYMENTS:     With respect to the Licensed Products,
Licensee shall pay to Licensor royalty fees as follows: (i) on the first TEN MILLION DOLLARS ($10,000,000.00) of Net Sales under this Agreement, a five (5%) percent royalty; (ii) on the next FIVE MILLION DOLLARS ($5,000,000.00) of Net Sales under this Agreement, a four (4%) percent royalty; (iii) on the next FIVE MILLION DOLLARS ($5,000,000.00) of Net Sales under this Agreement, a three (3%) percent royalty; (iv) on all remaining Net Sales under this Agreement thereafter, a two (2%) percent royalty.

         (C)  ROYALTY REPORTS:      Within thirty (30) days following the end of
each calendar quarter after the Marketing Date (in the event Royalties are generated prior to the Marketing Date, the first Royalty Report due Licensor shall be delivered within thirty (30) days following the end of the first calendar quarter of 1997) during the term of this Agreement, Licensee shall furnish to Licensor complete and accurate statements showing the number of each Licensed Product sold, the country in which sold or to which shipped, description and gross sales price, itemized deductions from gross sales price, and Net Sales derived from the Licensed Products sold by Licensee or any of its affiliated, associated or subsidiary companies during the preceding calendar quarter, together with any returns made during the preceding calendar quarter. Such statements shall be furnished to Licensor whether or not any of the Licensed Products have been sold during calendar quarters to which such statements refer. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. Licensee shall be entitled to withhold a reserve for returns, to be reconciled and liquidated quarterly, equal to ten (10%) percent of the sales for the quarter being reported. In conjunction with such royalty statement, Licensee shall pay Licensor the royalties due on account of Net Sales during the preceding calendar quarter. In the event Licensee overpays royalties to Licensor in any particular quarter, said overpayment shall be credited to Licensee in connection with the quarterly report and royalty payment tendered by Licensee to Licensor in the Quarter immediately following the time at which Licensee becomes aware of said overpayment. Royalties generated from the sale of Licensed Products in the United States shall be payable in U.S. Dollars, likewise, Royalties generated from the sale of Licensed Products in Canada shall be payable in Canadian Dollars. Royalty Reports shall convert Canadian Dollars to U.S. Dollars at the average exchange rate for that calendar quarter for the purpose of calculating Royalties received by Licensor under the sliding scale percentage basis set forth in Section 4(b).

             (I) Royalty payments that are not paid by Licensee to Licensor within the thirty (30) day period following the end of the calendar quarter in which said royalties are generated shall bear interest at one percent (1%) above the Prime Rate of interest of the Royal Bank of Canada.

             (II) All accrued royalties which have not yet been paid by Licensee to Licensor pursuant to this Section 4 ("Accrued Royalties") shall be held by Licensee, prior to payment thereof, as trust funds for the benefit of the Licensor only. Accrued Royalties shall be deemed to be impressed as trust funds for the benefit of the Licensor immediately upon their accrual pursuant to this Section 4.

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

     5.  RESERVATION OF RIGHTS:

         (A) Licensee acknowledges that Licensor retains all rights not expressly and exclusively conveyed to Licensee hereunder. Further that the Licensed Marks and all rights therein (with the exception of those rights expressly granted to Licensee hereunder) and the goodwill pertaining thereto belong exclusively to Licensor and that all Licensed Products sold by the licensee pursuant to this Agreement shall carry the Licensed Mark(s), notifying the public that "Jabot Cosmetics, Genoa City, WI 53128" is the owner of the Mark.

         (B) Notwithstanding anything contained herein to the contrary, Licensor expressly agrees that the Licensee is the sole and exclusive owner of any artistic expression in Licensee's commercial exploitation of the Licensed Marks during the term of this Agreement in connection with the Licensed Products ("Property Rights"). Nothing contained herein shall be construed as an assignment to Licensor of any right, title or interest in the Property Rights. Licensor recognizes the value of the goodwill which shall be developed in connection with the Licensed Products and the commercial exploitation of the Licensed Marks. It is understood that the Property Rights attach only to those Licensed Products actually produced and marketed hereunder, and not to any products or property rights, including the commercial packaging, copies of which are on file at the United States Patent and Trademark office, otherwise owned or exploited by Licensor, and the Property Rights and all rights therein and the goodwill pertaining thereto belong exclusively to the Licensee.

     6.  BOOKS AND RECORDS:

         (A) Licensee shall keep, maintain and preserve (in Licensee's principal place of business) for at least two (2) years following termination or expiration of the term of this Agreement or any renewals or extensions hereof, complete and accurate records of accounts including, without limitation, invoices, correspondence, banking and financial, and other records pertaining to the various items required to be submitted by Licensee. Such records and accounts shall be made available for inspection and audit by the Licensor at the offices of the Licensee during normal business hours, upon no less than ten (10) days notice during the term of this Agreement or any renewal(s) or extensions hereof, but not more frequently than twice per calendar year. All materials shall be held in confidence and not used for any purpose except for purposes of enforcing the terms of this Agreement. Any such inspections or audits shall be conducted at Licensor s expense unless the audit establishes an underpayment of five (5%) percent or more for the period subject to audit, in which case the expense of such audit shall be borne by Licensee. All books and records maintained by the Licensee pursuant to this Agreement are the sole and exclusive property of the Licensee and may not at any time be copied or removed from Licensee's offices.

         (B) All Royalty Reports and Royalty Payments tendered by Licensee to Licensor pursuant to this Agreement shall be deemed accepted by the Licensor if not disputed, in writing, within one (1) year of their being received by Licensor.

     7.  INDEMNIFICATIONS:

         (A) Licensor hereby indemnifies and agrees to defend and hold Licensee and its affiliates and their respective agents, servants, employees, officers, and directors harmless from and against any and all claims, losses, damages, liabilities, and associated expenses (including

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reasonable attorneys' fees) arising out of or relating to any claims or suits that may be brought or made against Licensee arising out of or relating to Licensor's breach of any provision of this Agreement or its warranties and representations as set forth in Section 11 hereof, or any claim by a third party that the "Jabot" Licensed Mark infringes the rights of said third party.

         (B)  Licensee hereby indemnifies and agrees to defend and hold
Licensor and its affiliates and their respective agents, servants, employees, officers, and directors harmless from and against any and all claims, losses, damages, liabilities, and associated expenses (including reasonable attorneys' fees) arising out of or relating to any claims or suits that may be brought or made against Licensor arising out of or relating to Licensee's breach of any provision of this Agreement or its warranties and representations as set forth in Section 11 hereof or any claim by a third party that the "Jabot For The Young And The Restless Generation" Licensed Mark infringes the rights of said third party.

         (C) Licensee agrees to maintain comprehensive general liability insurance, including contractual and product liability insurance in the amount of One Million Dollars ($1,000,000.00) per incident and Three Million Dollars ($3,000,000.00) umbrella excess coverage.

         (D) The provisions of this Section 7 shall survive the termination of this Agreement.

         (E) The indemnifications provided for herein are conditioned upon the indemnified party's furnishing the indemnifying party with prompt written notice of any such claim or suit and upon the indemnified party's furnishing of reasonable cooperation and witnesses, if necessary, in defense of such claim or suit. In such event, the indemnifying party shall have the option and right to undertake and conduct the defense of any such claim or suit.

     8.  TRADEMARKS:

         (A) Licensee agrees that it will not apply for, or seek to obtain trademark registration for the Licensed Marks.

         (B) Licensee agrees that if it receives knowledge of the unauthorized use of Licensed Marks or of any use confusingly similar thereto, Licensee will promptly call such fact to the attention of Licensor. Licensor shall then have the option to institute legal proceedings to prevent such use, and Licensee shall cooperate and assist, and, if requested by Licensor, join in the prosection of any such action. Any such legal proceedings shall be the sole expense of Licensor. If Licensee is joined in such proceeding, Licensor shall indemnify and hold harmless Licensee from and against any claim, sanction, liability, damages, attorney s fees, judgments, or orders of any kind arising out of such proceeding.

     9.  QUALITY OF LICENSED PRODUCTS:

         (A) Licensee agrees that the Licensed Products shall be of high standard and of such style, appearance and quality as shall be adequate and suitable to their promotion, distribution and sale to the best advantage of Licensee and Licensor. Licensee shall furnish to Licensor, free of cost, a sample of each such product together with its cartons and containers, including packaging and wrapping material.

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         (B)  Subject to the terms hereof, Licensee may utilize the Licensed
Marks for such advertising, promotional and display materials for the Licensed Products as in its judgment will best promote the sale of said Licensed Products. A reasonable number of production copies of all such advertising, promotional and display materials will be furnished to Licensor free of charge.

     10. DISTRIBUTION; SUBLICENSE/MANUFACTURE:

         (A) The Licensee shall sell the Licensed Products either to jobbers, wholesalers, distributors, retailers, or by direct marketing for sale or resale and distribution directly to the public. If Licensee sells or distributes the Licensed Products at a special price, directly or indirectly, to itself including, without limitation, any subsidiary of the Licensee or to any other person, firm or corporation affiliated with the Licensee or its officers, directors or major stockholders, for ultimate sale to unrelated third parties, the Licensee shall pay royalties with respect to such sales or distribution as set forth in Section 4(b), which royalties shall be calculated based upon the greater of the gross invoice price at which the Licensee sells, directly or indirectly, to itself or to such subsidiary or affiliated entity, or the gross invoice price at which such subsidiary or affiliated entity sells to a third party.

         (B) Licensee shall be prohibited from sublicensing any of its rights under this Agreement. However, in the event Licensee is not the manufacturer of the Licensed Products, Licensee shall be entitled to utilize a third party manufacturer in connection with the manufacture and production of the Licensed Products. In such event, Licensee shall remain primarily obligated under all of the provisions of this Agreement. In no event shall any such sub-contract manufacture agreement include the right to grant any further subcontracts on the part of the subcontractee.

     11. WARRANTIES AND REPRESENTATIONS:

         (A)  Each party represents to the other party, respectively, that:

             (I) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

             (II) it has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder; and,

             (III) this Agreement constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equity principals.

         (B)  Licensor represents and warrants to Licensee that:

              (I) It has registered the licensed mark "JABOT" in Canada and the United States and registered the Licensed Mark "JABOT FOR THE YOUNG AND RESTLESS GENERATION" in Canada only. It shall be the Licensor's responsibility to renew the registrations of the Licensed Marks over the duration of this Agreement and to file the appropriate registered user agreements for use by the Licensee pursuant to the terms of this Agreement to reasonably ensure the continued validity of the Licensed Marks. Should the Licensee require any further maintenance of the

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Licensed Marks, Licensee may do so at its own expense upon Licensor's consent, which consent shall not be unreasonably withheld or delayed. Any such maintenance precludes any third party claim(s) for which the Licensee has been indemnified in Section 7(a);

              (II) It has, and will have throughout the term of this Agreement, the right to license the Licensed Mark "JABOT" in accordance with the terms and provisions of this Agreement. Licensor has, as of the date hereof, the right to license the Licensed Mark "JABOT FOR THE YOUNG AND THE RESTLESS GENERATION" in accordance with the terms and provisions of this Agreement. Further, in the case of the Licensed Mark, "JABOT FOR THE YOUNG AND THE RESTLESS GENERATION" the warranty does not extend beyond the territorial limits of Canada; and,

              (III) The making of this Agreement by Licensor does not violate any agreements, rights or obligations existing between Licensor and any other person, firm or corporation.

         (C)  Licensee represents and warrants to Licensor that:

              (I) Licensee acknowledges that Licensor does not provide any warranty with respect to the Licensed Mark, "Jabot For The Young And The Restless Generation," but for reasonably ensuring its continued validity and registration with the Canadian Trademarks Office. Therefore, any use of the Licensed Mark "Jabot For The Young And The Restless Generation" shall be at the Licensee's own risk.


              (II) The making of this Agreement by Licensee does not violate any agreements, rights or obligations existing between Licensee and any other person, firm or corporation.

         (D) The provisions of this Section 11 shall survive termination of this Agreement.

    12.  SPECIFIC UNDERTAKING OF LICENSEE:

         During the term and any renewal or extension period herein provided for, Licensee agrees that:

         (A) it will not harm, misuse or bring into disrepute the Licensed Marks or their reputation or that of their owners;

         (B) it will manufacture, sell and distribute the Licensed Products in an ethical manner and in accordance with the terms and intent of this Agreement;

         (C)  it will not incur or create any expenses chargeable to Licensor;

         (D) it will protect to the best of its ability its right to manufacture, sell and distribute the Licensed Products hereunder;

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         (E)  it will comply with all laws and regulations pertaining to the manufacture, sale, advertising or use of the Licensed Products and shall maintain the highest quality and standards, and shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Products; and,

         (F) it will use its reasonable best efforts to manufacture, distribute and sell the Licensed Products throughout the Territory.

    13.  TERMINATION BY LICENSOR:

         (A) Licensor shall have the right to terminate this Agreement without prejudice to any rights that it may have hereunder, whether in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called "Defaults"):

              (I) If Licensee defaults in the performance of any of its material obligations provided for in this Agreement;

              (II) If Licensee shall have failed to maintain in full force and effect the insurance referred to in Section 7 hereof;

              (III) If Licensee breaches this Agreement by failing to make any payment due hereunder on the date due and fails to cure such breach within thirty (30) days of its receipt of written notice by Licensor;

              (IV) If Licensee breaches this Agreement by failing to deliver any of the statements or records referred to herein or to give access to the premises and/or its records to Licensor's authorized representatives for the purposes permitted hereunder, and Licensee fails to cure such breach within thirty (30) days after its receipt of written notice by Licensor;

              (V) If Licensee shall become insolvent or unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any nation, jurisdiction, county or place, or shall have a receiver or trustee appointed for its business or property, or be adjudicated a bankrupt or an insolvent;

              (VI) In the event that Licensee does not commence in good faith to manufacture, distribute and sell Licensed Products throughout the Territory on or before the Marketing Date specified in Subclause 1(c);

         (B) In the event any of these defaults occur, Licensor shall give notice of termination in writing to Licensee by certified mail. The Licensee shall have thirty 30 days after receipt of such notice in which to correct any of these defaults, and if such defaults remain uncured upon the expiration of the thirty (30) day period, this Agreement shall terminate, and any and all payments then or later due from Licensee hereunder (including Guaranteed Consideration) shall be due and payable within sixty (60) days of termination, and no portion of prior payments shall be refunded to Licensee.

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    14.  SELL-OFF PERIOD:

         Licensee shall deliver, as soon as practicable, to Licensor, following expiration (pursuant to Section 3) or termination (pursuant to Section 13), a statement indicating the number and description of Licensed Products on hand or in the process of manufacture at the time notice of termination is received by Licensee or at the time of expiration of this Agreement. Following expiration or termination, Licensee may continue to manufacture its goods in the process of manufacture, but may manufacture no more Licensed Products in association with the Licensed Marks; Licensee may continue to distribute and sell its remaining inventory and goods in the process of manufacture for a period not to exceed ten
(10) months following such termination or expiration, subject to the provisions of Section 4 above. Thereafter, neither Licensee (directly or indirectly) or any subsidiary, person, firm, or corporation affiliated with Licensee or its officers and directors, shall make any use of the Licensed Marks whatsoever, or any marks confusingly similar thereto, or in any manner associated with either of the Licensed Marks, either in or on products, advertising, publicity, promotional or display materials in commerce.

    15.  PAYMENTS AND NOTICES:

         All notices hereunder (a) shall be in writing, (b) shall be forwarded by hand delivery, ordinary first-class or certified or registered U.S. or Canadian mail (postage prepaid), by Federal Express or other nationally recognized overnight courier service, (c) shall be addressed to the recipient at its address as specified below (or in the case of a change, as shall have been specified by the recipient in a notice given hereunder), and (d) shall be effective on receipt. The applicable addresses with respect to such notices, and the addresses for accounting payments and statements, are as follows:

IF TO LICENSOR:                   IF TO LICENSEE:

Bell Abbott Haussmann Inc.        Sel-Leb Marketing, Inc.
44 Nello Street                   1435 51st Street
St. Catharines, Ontario L2N 1G6   North Bergen, New Jersey 07047
Attention:  Denis McNulty         Attention:  Jan Mirsky

WITH A COPY TO:                   WITH A COPY TO:

Chown Cairns                      Markowitz Roshco & Adelman
80 King Street                         666 Third Avenue - 18th Floor
9th Floor Corbloc                 New York, New York 10017
P.O. Box 760                      Attention:  Seth P. Markowitz, Esq.
St. Catharines, Ontario
L2R 6Y8
Attention:  John Willey, Esq.

    16.  CONFIDENTIALITY:


         Each party agrees that, without the express consent of the other party, none of its employees or agents shall disclose to any other party, or use for any purpose other than the performance of this Agreement, any tangible or intangible information or material that the other party

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

designates as confidential (including without limitation the terms and conditions of this Agreement, and the content of any source code, object code or technical documentation relating to the Licensed Products) unless such information or material, (a) is or becomes publicly known through no wrongful act of the receiving party; (b) is received from a third party without restriction and without breach of any confidentiality obligation to the other party; (c) is independently developed by the receiving party; or (d) is required by law to be disclosed (provided that the other party is given advance notice of and an opportunity to contest any such requirement).

    17.  NO PARTNERSHIP:

         This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

    18.  NON-ASSIGNABILITY:

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, that this Agreement may not be assigned in whole or in part by Licensee, except to an affiliate of Licensee (as defined and promulgated under the Securities and Exchange Act of 1934, as amended) or to any other entity that succeeds to the business of Licensee associated with the Licensed Products other than by operation of law, such as by sale of assets without the express prior written consent of Licensor, which consent shall not be unreasonably withheld.

    19.  GOVERNING LAW:

         This Agreement shall be construed in accordance with the laws of the State of New York of the United States of America, excluding any conflict of laws rules of said State which would have the affect of applying the laws of any other jurisdiction.

    20.  ENTIRE AGREEMENT, WAIVER, MODIFICATION:

         This agreement represents the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior oral and written negotiations and agreements. No waiver, modification or cancellation of any terms or condition of this Agreement shall be effective unless executed in writing by the party to be charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein.

    21.  SEVERABILITY:

         Should any provision of this Agreement for any reason be declared invalid or unenforceable, such declaration shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect, and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.


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

    22.  SURVIVAL:

         The respective representations and warranties of the parties set forth herein and the provisions hereof regarding confidentiality, indemnification, accounting and payment of royalties, audit rights and ownership of intellectual property shall survive any expiration or termination of this Agreement, together with any monetary obligations accrued but as yet unpaid as of the time of such expiration or termination.

    23.  CURRENCY:

         All amounts payable to Licensor pursuant to this Agreement, or referred to in this Agreement, are in U.S. Dollars unless otherwise specifically stated herein.



    IN WITNESS WHEREOF, the parties hereto have signed this Agreement by their duly authorized representatives as of the day and year first above written.


LICENSOR:  Bell Abbott Haussmann Inc.
LICENSEE:  Sel-Leb Marketing, Inc.



 /s/ Denis McNulty                            /s/ Jan Mirsky
--------------------------                   ---------------------------------
By:  Denis McNulty                          By:  Jan Mirsky, Exec. Vice Pres.

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